Exhibit 99.1

ResCare  •  10140 Linn Station Road  •  Louisville, Kentucky 40223-3813  •  Phone: 502.394.2100  •  www.rescare.com

CONTACT:	Nel Taylor
Chief Communication Officer
502/394-2100

RESCARE ANNOUNCES PRICING OF $150 MILLION

SENIOR NOTE PRIVATE PLACEMENT

Louisville, Ky. (September 28, 2005) – ResCare, Inc. (NASDAQ/NM:RSCR) announced today that it priced a private placement of $150 million aggregate principal amount of 7 3/4% Senior Notes due 2013, through a private placement offering to qualified institutional buyers under Rule 144A and to non-U.S. persons under Regulation S. The issue price of the Notes will be 99.261% of the principal amount. The transaction is expected to close on October 3, 2005, subject to market and other customary conditions.

Interest on the Notes will accrue at an annual rate of 7 3/4% from October 3, 2005, and be payable April 15 and October 15 of each year, beginning April 15, 2006. The Notes may be redeemed at any time on or after October 15, 2009, at an initial redemption price of 103.875%, which decreases to 101.938% on October 15, 2010, and to 100% on October 15, 2011. The Company may also redeem up to 35% of the Notes using the proceeds of certain equity offerings completed before October 15, 2008. In addition, the Notes may be redeemed prior to October 15, 2009, at a price equal to 100% of the principal amount plus a “make-whole” premium. Certain of the Company’s subsidiaries will fully and unconditionally guarantee the Notes.

The Company intends to use the net proceeds from the proposed offering, together with existing cash and short-term investments, to repurchase the $150 million aggregate principal amount of its 10.625% Senior Notes Due 2008 and to repay its existing term loan.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The Company plans to offer and issue the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This news release is neither an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ResCare, founded in 1974, offers services to some 41,000 people in 34 states, Washington, DC, Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Kentucky. More information about ResCare is available on the Company’s web site at http://www.rescare.com.

The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company’s results to differ materially from those contained in such forward-looking statements. Please refer to those disclosures.

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